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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS'


The Board of Directors
Consumer Portfolio Services, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-77314 and 333-00880) on Form S-3 and the registration statements (Nos. 33-78680 and 33-80327) on Form S-8 of Consumer Portfolio Services, Inc. of our report dated March 30, 2000, relating to the consolidated balance sheets of Consumer Portfolio Services, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Consumer Portfolio Services, Inc.

                                                      KPMG LLP


Orange County, California
March 30, 2000